EXHIBIT 12.2
                     TRITON ENERGY LIMITED AND SUBSIDIARIES
     COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE
                                    DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)




                                                                                                  SEVEN
                                                                                                 MONTHS       YEAR
                                                                                                 ENDING      ENDING
                                                              YEAR ENDING DECEMBER 31,         DECEMBER 31,   MAY 31,
                                                   -------------------------------------------

                                                      1998       1997       1996       1995        1994        1994
                                                   ----------  ---------  ---------  ---------  ----------  ----------
Fixed charges, as defined:
Interest charges                                   $  50,253   $ 50,625   $ 43,884   $ 41,305   $  20,285   $  26,951
Preference dividend requirements of
  the Company                                          3,061        400        985        802         449         ---
Preferred dividend requirements of
  subsidiaries adjusted to pre-tax basis                 ---        ---        ---        ---         ---         364
                                                   ----------  ---------  ---------  ---------  ----------  ----------

Total fixed charges                                $  53,314   $ 51,025   $ 44,869   $ 42,107   $  20,734   $  27,315
                                                   ==========  =========  =========  =========  ==========  ==========

Earnings, as defined (2):
Earnings (loss) from continuing operations
  before income taxes, minority interest and
  extraordinary item                               $(238,609)  $ 16,896   $ 20,945   $ 16,600   $ (22,834)  $ (23,104)
Fixed charges, above                                  53,314     51,025     44,869     42,107      20,734      27,315
Less interest capitalized                            (23,215)   (25,818)   (27,102)   (16,211)    (11,833)    (16,863)
Plus undistributed (earnings) loss of affiliates         ---        ---       (118)     2,249       4,102        (645)
Less preference dividend requirements of
   the Company and its subsidiaries adjusted
   to pre-tax basis                                   (3,061)      (400)      (985)      (802)       (449)       (364)
                                                   ----------  ---------  ---------  ---------  ----------  ----------

                                                   $(211,571)  $ 41,703   $ 37,609   $ 43,943   $ (10,280)  $ (13,661)
                                                   ==========  =========  =========  =========  ==========  ==========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERENCE DIVIDENDS (1) (2)                       ---        0.8        0.8        1.0         ---         ---
                                                   ==========  =========  =========  =========  ==========  ==========

____________________


(1) Earnings were inadequate to cover combined fixed charges and preference dividends for the years ended December 31, 1998, 1997 and 1996 by $264,885,000, $9,322,000 and $7,260,000, respectively, for the seven months ended December 31, 1994 by $31,014,000 and for the year ended May 31, 1994 by $40,976,000.

(2) Earnings reflect nonrecurring writedowns and loss provisions of $348,064,000, $46,153,000 and $1,058,000 for the years ended December 31, 1998,
1996 and 1995, respectively, $984,000 for the seven months ended December 31, 1994 and $45,754,000 for the year ended May 31, 1994. Nonrecurring gains from the sale of assets and other gains aggregated $125,617,000, $6,253,000, $22,189,000, $13,617,000 and $56,193,000 for the years ended December 31, 1998,
1997, 1996 and 1995 and May 31, 1994, respectively. The ratio of earnings to combined fixed charges and preference dividends if adjusted to remove nonrecurring items, would have been 0.2, 0.7, 1.4 and 0.7 for the years ended
December 31, 1998, 1997, 1996 and 1995, respectively. Without nonrecurring items, earnings would have been inadequate to cover combined fixed charges and preference dividends for the years ended December 31, 1998, 1997 and 1995 by $42,438,000, $15,575,000 and $10,723,000, respectively, for the seven months ended December 31, 1994 by $30,030,000 and for the year ended May 31, 1994 by $51,415,000.